NEWS RELEASE

For Immediate Release

Nord Resources Receives Extension on Continued Listing Review

TUCSON, AZ, February 23, 2010 - Nord Resources Corporation (TSX:NRD/OTCBB:NRDS.OB), which is ramping up copper mining and processing operations at the Johnson Camp Mine in Arizona, today announced that the Toronto Stock Exchange (the "TSX") has determined to defer its de-listing decision until no later than March 25, 2010.

As previously announced, Nord received an exemption from certain shareholder approval requirements under the rules of the TSX in connection with Nord's US$12 million private placement completed in November 2009, on the basis of financial hardship. Reliance on this exemption automatically triggered a TSX de-listing review to confirm that Nord continues to meet the TSX listing requirements. The company believes that it will be in compliance at that time.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. Previously, since February 1, 2008, the company was commercially producing copper from residual leaching of the existing ore heaps. The company expects to reach full copper production at a rate of approximately 25 million pounds per annum in the first quarter 2010. For further information, please visit our website at www.nordresources.com.

Forward-Looking Statements

All statements in this news release, other than those of historical facts, may be considered "forward-looking", including statements regarding our Company's expectation that we will be in compliance with TSX listing requirements at the time of the TSX's de-listing review. Our expectation that we will be continue to meet TSX listing requirements is based primarily on our assumption that we will have sufficient cash flow to meet our obligations, which, in turn, is dependent on our assumption that our copper production levels will continue to rise as predicted, given the measures that we have taken to address the problems we have encountered in our mining and processing operations, and on our assumption that current input costs and copper prices will remain constant in the foreseeable future.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market price of copper, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Financial Officer
ord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.,
(416) 594-1600 ext. 223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca